UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                               eMagin Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   29076N107
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                                 (CUSIP Number)

                               September 18, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]    Rule 13d-1(b)
[ X ]    Rule 13d-1(c)
[   ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G
------------

CUSIP No.  29076N107
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1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
      SK Corporation
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) | |
                                                                      (b) | |

--------------------------------------------------------------------------------
3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Republic of Korea
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                       5   SOLE VOTING POWER

                           2,549,229*
NUMBER OF              ---------------------------------------------------------
SHARES                 6   SHARED VOTING POWER
BENEFICIALLY OWNED BY
EACH REPORTING PERSON      0
WITH                   ---------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER

                           2,549,229*
                       ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,549,229*
--------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.2%
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12    TYPE OF REPORTING PERSON*

      OO - Korean chusik hoisa
--------------------------------------------------------------------------------

         * Aggregate number of shares of the Issuer's Common Stock issuable upon conversion of a 4% Series A Convertible Debenture, dated September 18, 2001, and upon exercise of a Stock Purchase Warrant, dated September 18, 2001. This figure does not include shares which may be issuable upon conversion of interest which may accrue from and after September 18, 2001, under the debenture because the Issuer can elect, in its discretion, to pay such interest in cash.

Schedule 13G
------------

ITEM 1(A)         Name of Issuer

                  eMagin Corporation, a Delaware corporation

ITEM 1(B)         Address of Issuer's Principal Executive Offices

                  2070 Route 52, Hopewell Junction, NY 12533

ITEM 2(A)         Name of Person(s) Filing

                  SK Corporation

ITEM 2(B)         Address of Principal Business Office or, if none, Residence

                  99 Seoring-dong, Jongro-gu, Seoul 110-110, Korea

ITEM 2(C)         Citizenship

                  Republic of Korea

ITEM 2(D)         Title of Class of Securities

                  Common Stock

ITEM 2(E)         CUSIP Number

                  29076N107

ITEM 3 If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

                  (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

                  (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8);

                  (e) [ ]  An investment adviser in accordance
                           with Section240.13d-1(b)(1)(ii)(E);

                  (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

Schedule 13G
------------

                  (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

                  (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j) [ ]  Group, in accordance with Section
                           240.13d-1(b)(1)(ii)(J).

ITEM 4.  Ownership.

                  (a)      Amount beneficially owned:  2,549,229.
                                                      ------------

                  (b)      Percent of class:   9.2%
                                               ----

                  (c)      Number of shares as to which the person has:

(i)      Sole power to vote or to direct the vote 2,549,229.
                                                  ----------

                           (ii)  Shared power to vote or to direct the vote 0.
                                                                           ---

                           (iii) Sole power to dispose or to direct the
                                 disposition of 2,549,229.
                                                ---------

                           (iv) Shared power to dispose or to direct the disposition of 0.
                                               ---

ITEM 5.  Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  Ownership of More than Five Percent on Behalf of Another Person.

                  N/A

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  N/A

ITEM 8.  Identification and Classification of Members of the Group.

                  N/A

Schedule 13G
------------

ITEM 9.  Notice of Dissolution of Group.

                  N/A

ITEM 10.          Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    October 11, 2001
                                    ----------------------------------------
                                                       Date

                                    /s/ June Soo Lee
                                    ----------------------------------------
                                                    Signature

                                    Vice President of Business Development
                                    ----------------------------------------
                                                    Name/Title


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.
















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